Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701
Company contact: Christina W. Hagan Chief Financial Officer (800) 332-9766 www.dawson3d.com

Dawson Geophysical to Present at Raymond James 34th Annual Institutional Investors Conference

MIDLAND, Texas, February 26, 2013/PRNewswire-FirstCall/—Stephen Jumper, President and Chief Executive Officer of Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”), is scheduled to present at the Raymond James 34th Annual Institutional Investors Conference on Tuesday, March 5, in Orlando, beginning at 4:00 p.m. Eastern Time. A live webcast of Mr. Jumper’s presentation can be accessed at http://www.dawson3d.com and will be archived on the Company’s web site for 30 days. The live presentation will also be available and archived for 7 days at http://wsw.com/webcast/rj82/dwsn/. A copy of the presentation materials may be accessed at www.dawson3d.com by clicking on the Investor Relations link or by contacting the Company’s executive offices at 1-800-332-9766.

During his presentation, Mr. Jumper will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of this non-GAAP measure to the applicable GAAP measure can be found in the Company’s earnings release for the quarter ended December 31, 2012, the first quarter of the Company’s 2013 fiscal year, furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on February 8, 2013, which is available on the Company’s web site.

About Dawson Geophysical Company

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.